Exhibit 99.1

Target Hospitality Announces Appointment of Chief Accounting Officer

THE WOODLANDS, Texas, January 13, 2026 (PRNewswire) - Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services, today announced the hiring of Cyril J. Hahamski as Chief Accounting Officer. Mr. Hahamski will oversee the Company’s accounting function, including external financial reporting, internal controls, and management reporting. This appointment will further strengthen Target’s internal capabilities as the Company continues to pursue a robust pipeline of growth opportunities. Concurrent with Mr. Hahamski’s appointment, Jason Vlacich will continue in his role as Chief Financial Officer.

“We are pleased to welcome Cyril to Target’s leadership team. His extensive experience across various aspects of the accounting discipline will serve as a valuable resource and will strengthen Target’s executive team as we execute our strategic growth initiatives,” stated Jason Vlacich, Chief Financial Officer.

Mr. Hahamski has over 25 years of experience in financial controllership, treasury, system implementations, public accounting, and finance across multiple industries. Prior to joining Target Hospitality, Mr. Hahamski served as Vice President of Accounting and Finance at Anew Climate, LLC, where he oversaw the global accounting function, including system integration, treasury operations, and public-company readiness initiatives.

Mr. Hahamski has a diverse accounting and industry background, having spent time at ALS Limited, a global leader in Testing, Inspection and Certification (TIC) industrial services, and Buckeye Partners, L.P., a public master limited partnership. Mr. Hahamski began his career at PricewaterhouseCoopers LLP, where he worked from 1998 to 2007, progressing from intern to manager in the Assurance and Business Advisory Services practice. He managed integrated audits of financial statements for public and private companies and performed internal control attestations pursuant to Section 404 of the Sarbanes-Oxley Act. His work included SEC reporting support, technical accounting research, and advisory services related to mergers and acquisitions.

Mr. Hahamski holds an MBA in Corporate Accounting and Finance from the University of Rochester Simon School of Business, a Bachelor of Business Administration in Accounting and Finance from Angelo State University, and is a Certified Public Accountant.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact

Mark Schuck
(832) 702 – 8009
ir@targethospitality.com